Exhibit 21.1

LIST OF SUBSIDIARIES OF MEMORIAL RESOURCE DEVELOPMENT CORP.

(as of December 31, 2015)

Name of Subsidiary	Jurisdiction of Organization
MRD Operating LLC	Delaware
Memorial Production Partners GP LLC	Delaware
Memorial Resource Finance Corp	Delaware
Beta Operating Company, LLC	Delaware
Memorial Production Partners LP	Delaware
Memorial Production Operating LLC*	Delaware
Memorial Production Finance Corporation*	Delaware
Memorial Midstream LLC*	Texas
Memorial Energy Services LLC*	Delaware
Columbus Energy, LLC*	Delaware
Prospect Energy, LLC*	Colorado
WHT Energy Partners LLC*	Delaware
WHT Carthage LLC*	Delaware
Rise Energy Operating, LLC*	Delaware
Rise Energy Minerals, LLC*	Delaware
Rise Energy Beta, LLC*	Delaware
San Pedro Bay Pipeline Company*	California
Terryville Mineral & Royalty Partners LP	Delaware
TRVL Partners GP LLC	Delaware

* Denotes subsidiaries of Memorial Production Partners LP.